                                   EXHIBIT 99

                   Codorus Valley Bancorp, Inc. Press Release
                             dated October 16, 2003

                  PRESS RELEASE -- CODORUS VALLEY BANCORP, INC.

                            CASH DIVIDEND DECLARATION
                            AND FINANCIAL HIGHLIGHTS

On October 14, 2003, the board of directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY) declared a regular quarterly cash dividend of $.12 cents per share, payable on or before November 11, 2003, to shareholders of record October 28, 2003.

Codorus Valley Bancorp, Inc. earned $2,697,000 or $0.94 per diluted share for the first nine months of 2003, compared to $2,418,000 or $0.85 per diluted share for the same period in 2002. The $279,000 or approximately 12 percent increase in net income was primarily the result of an increase in net interest income and noninterest income, which more than offset increases in noninterest expense, provision for loan losses and federal income tax. Current period net interest income increased $1,237,000 or 14 percent over the same period in 2002 due primarily to lower funding costs (rate driven) and a recovery of interest income from the payoff of a nonperforming business loan in the third quarter. Noninterest income increased $930,000 or 37 percent over 2002 due to increases in gains from the sale of mortgages and investment securities, income from an acquired insurance agency and service charges on deposit accounts. Noninterest expense increased $1,111,000 or 14 percent over 2002 due primarily to expansion, resulting from the acquisition of an insurance agency in September 2002, the addition of a full service financial center in December 2002 and normal business growth. The provision for loan losses increased $408,000 over 2002 due to a charge-off in the second quarter, and an increase in the allowance for selected business loans. Current period federal income tax increased $369,000 over 2002 due to an increase in pretax earnings and a decrease in tax credits.

Total assets were approximately $362 million on September 30, 2003, an increase of $10 million or approximately 3 percent above September 30, 2002. Asset growth occurred primarily in consumer and business loans, which were funded by core deposits. Additional financial information is provided in the financial highlights section of this news release.

Codorus Valley Bancorp, Inc. is a financial services holding company headquartered at Codorus Valley Corporate Center, 105 Leader Heights Road, York, PA. Codorus Valley operates primarily through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank provides a full range of business and consumer banking services through eleven financial centers throughout York County. It also offers mortgage banking, investment, insurance, trust and real estate settlement services. Additional information is available on the bank's website -- www.peoplesbanknet.com.

Management of Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as "believes," "expects," "anticipates" or similar expressions occur in this Press Release, management is making forward-looking statements. Readers should note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release.

Questions or comments regarding this news release should be directed to Larry J. Miller, President & CEO, Codorus Valley Bancorp, Inc. by telephone at 717-747-1500 or 800-646-1970; or by e-mail at lmiller@peoplesbanknet.com.

October 16, 2003
York, Pennsylvania


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                          CODORUS VALLEY BANCORP, INC.

                              Financial Highlights

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (in thousands of dollars, except per share data)

                                      Three months ended       Nine months ended
                                         September 30,           September 30,
                                       2003        2002        2003        2002
                                      ------      ------      ------      ------
Net interest income                   $3,582      $3,087      $9,834      $8,597
Provision for loan losses                254           0         478          70
Noninterest income                       962         630       2,516       1,850
Gain on sale of securities                 0         107         266         179
Gain on sale of mortgages                155         136         637         460
Noninterest expense                    2,891       2,717       9,142       8,031
Federal income tax                       431         271         936         567
                                      ------      ------      ------      ------
Net income                            $1,123      $  972      $2,697      $2,418
                                      ======      ======      ======      ======
Net inc per share (diluted)           $ 0.39      $ 0.34      $ 0.94      $ 0.85
Cash dividends per share              $0.120      $0.114      $0.348      $0.332

      CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                (in thousands of dollars, except per share data)

                                                         September 30,
                                                    2003               2002
                                                -----------        -----------
Cash & short term investments                   $     9,083        $    11,097
Investment securities                                77,355             85,985
Loans                                               253,080            234,020
Allowance for loan losses                            (1,775)            (2,069)
Other assets                                         24,417             22,635
                                                -----------        -----------
  Total assets                                  $   362,160        $   351,668
                                                ===========        ===========
Deposits                                        $   304,866        $   292,993
Borrowed funds                                       20,215             24,529
Other liabilities                                     3,671              2,401
Stockholders' equity                                 33,408             31,745
                                                -----------        -----------
  Total liabilities & stockholders' equity      $   362,160        $   351,668
                                                ===========        ===========
Shares outstanding                                2,831,599          2,829,572
Book value per share                            $     11.80        $     11.22
Market value per share                          $     17.99        $     15.43
Return on average assets (ytd)                         1.01%              0.95%
Return on average equity (ytd)                        10.89%             10.62%
Capital leverage ratio                                 9.10%              8.84%
Nonperforming assets ratio                             0.92%              3.15%

Note: Shares outstanding and per share amounts were adjusted for stock dividends, as appropriate.



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